70 Maxess Road ▪ Melville, NY 11747
631-396-5000 ▪ Fax: 631-396-3016

FOR IMMEDIATE RELEASE

NU HORIZONS ELECTRONICS CORP.
NAMES MARTIN KENT
AS PRESIDENT, CHIEF EXECUTIVE OFFICER

MELVILLE, NY – April 29, 2010 – Nu Horizons Electronics Corp. (NASDAQ:NUHC), a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions, today announced that Martin Kent, a 35-year veteran of the semiconductor distribution industry, has been appointed as the Company’s President and Chief Executive Officer effective May 3, 2010.  Arthur Nadata, a founder of the Company and currently the Company’s Executive Chairman and Interim Chief Executive Officer, will serve as the Company’s Non-Executive Chairman. Richard Schuster, also a founder of the Company, will remain as Executive Vice President and Chief Operating Officer of the Company and President of Nu Horizons’ passive components segment, NIC Components.

Arthur Nadata stated, “We are delighted to bring someone of Martin’s experience and ability on as CEO to lead Nu Horizons. We believe that his prior industry experience as CEO of Abacus Group, Plc, will be invaluable in running Nu Horizons.  We were impressed with Martin’s success in growing Abacus Group, Plc until its acquisition in January 2009, both organically and through acquisitions in Europe, to a company with approximately $500 million in sales for their fiscal year ended September 30, 2008. His familiarity with our products and geographic markets should result in a smooth transition for our customers, suppliers and employees.”

“Since founding the Company in 1982, it has truly been an honor and pleasure serving Nu Horizons these past 28 years and helping to build Nu Horizons into a global distribution leader with approximately $670 million in sales for fiscal 2010,” said Mr. Nadata.  “With great people, a strong balance sheet, and a strong platform in place, combined with Martin’s wealth of experience to draw on in leading the Company, Nu Horizons has a bright future and I am looking forward to helping insure a smooth seamless transition.”

“I am excited to have the opportunity to take on the position of CEO of Nu Horizons,” stated Mr. Martin Kent.  “Arthur has, in conjunction with his management team, taken Nu Horizons to a strong position in the electronics distribution market. I believe we can continue to build on these strong foundations and carry on developing a business that offers an excellent service to its customers, strong support for its suppliers and a level of profitability that allows investment for the future and generates a positive return on investment for its shareholders,” concluded Mr. Kent.

In a related action, the Company’s Board of Directors will vote to expand the size of the Board to nine members and appoint Mr. Kent to the Board to fill the vacancy as of the effective date of the agreement.

Nu Horizons Electronics Corp. Appoints Chief Executive Officer	Page 2

In connection with Mr. Kent’s employment as president and chief executive officer, he will be granted 360,000 inducement stock options. The stock options will have an exercise price equal to the closing stock price on the first trading day following the execution of his agreement; a term of 10 years from the date of grant; and become exercisable in four equal annual installments commencing on the first anniversary of the date of grant although they will not be exercisable unless the closing stock price of the common stock is no less than $5.00 per share for at least 10 consecutive trading days prior to the date of exercise.

About Nu Horizons Electronics Corp.
Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination, power and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and electronic manufacturing services providers (EMS). With sales facilities in 54 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at www.nuhorizons.com.

Cautionary Statement Regarding Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements.  Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management.  Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the Company’s products, the competitive environment within the electronics industry, the ability of the Company to continue to expand its operations, the level of costs incurred in connection with the Company’s expansion efforts, the financial strength of the Company’s customers and suppliers and risks.  Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Such statements reflect our current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons’ financial condition, results of operations, growth strategy and liquidity.  The Company does not undertake any obligation to update its forward-looking statements.

Company Contact:
Kurt Freudenberg
Executive Vice President and Chief Financial Officer
Nu Horizons Electronics Corp.
kurt.freudenberg@nuhorizons.com
631-396-5000

Jordan M. Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
631-367-1866